Exhibit 10.1

Business Lease Amendment

This Agreement entered into this 17th date of June, 2008, serves to amend the existing lease between E & E Investments, a Florida General Partnership and Intellon Corporation, dated July 1, 2006.

E & E Investments (Lessor) agrees to extend this above mentioned lease with Intellon Corporation (Lessee) from July 1, 2008 to December 31, 2008 with the same terms and conditions.

Prior to December 31, 2008, Intellon Corporation and E & E Investments agree to negotiate in good faith the terms and conditions of a new lease agreement. The parties acknowledge that all negotiations shall be non-binding until such time, if any, as the parties enter into a definitive lease agreement, executed by authorized agents of both parties. If the parties do not enter into a definitive lease agreement, neither party shall be responsible or liable under any legal theory for any lost revenue or profits or any other commercial or economic loss or for any direct, indirect, incidental, consequential, special or other damages.

As to Lessee	As to Lessor
Intellon Corporation	E & E Investments

By: /s/ Charles E. Harris	By: /s/ George D. Edwards
Charles E. Harris, CEO	George D. Edwards, Partner